Exhibit 4.1

THE SECURITIES TO WHICH THIS AGREEMENT RELATES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY (A) WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OR BENEFIT OF U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER, OR AN EXEMPTION FROM, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT, OR (B) IN CANADA OR TO RESIDENTS OF CANADA EXCEPT PURSUANT TO PROSPECTUS EXEMPTIONS UNDER THE APPLICABLE PROVINCIAL SECURITIES LAWS AND REGULATIONS OR PURSUANT TO AN EXEMPTION ORDER MADE BY THE APPROPRIATE PROVINCIAL SECURITIES REGULATOR.

This Subscription Agreement (the “Agreement”) by and between Aurora Gold Corp., a Delaware corporation (the “Company”) and the Subscriber whose name is set forth on the signature page affixed hereto (the “Subscriber”).

RECITALS

WHEREAS, the Company is engaged in the acquisition, exploration and potential development of mineralized material properties;

WHEREAS, currently has an interest in properties located primarily in South America on which it is conducting exploration to determine whether any of these properties contain mineral reserves;

WHEREAS, the Company is offering (the “Offering”) for sale up to a maximum of 8,750,000 (Eight Million, Seven Hundred and Fifty Thousand) units of its securities (the “Units”), at a purchase price of US$0.04 (Four Cents) per Unit on a best efforts no minimum basis, for US$350,000 (Three Hundred and Fifty Thousand Dollars) in the aggregate (the “Maximum Offering”);

WHEREAS, each Unit consists of:

•	One (1) share of the Company’s common stock, $0.001 par value per share (the “Unit Shares”); and
•	One Series A Stock Purchase Warrant (the “Series A Warrants”), substantially in the form of Appendix B hereto, which Series A Warrant is immediately detachable from the Unit.

WHEREAS, each full Series A Warrant entitled the holder to purchase an additional share of the Company’s common stock (the “Warrant Shares”) at an exercise price of US$0.08 (Eight Cents) per Warrant Share for a period of eighteen months commencing on December 20, 2011, and expiring on June 20, 2013. The Units will be sold by our officers and directors. The Warrant Shares and the Unit Shares are collectively sometimes herein referred to as the “Securities.”

WHEREAS, this Offering is being conducted as a private placement and the shares issued under this Offering will not be registered with the United States Securities and Exchange Commission; (the “Commission”);

WHEREAS, the shares will only be offered and sold to a limited number of subscriber who are not “US Persons,” as such term is defined in Section 2.10 hereof, or residents of Canada;

WHEREAS, the Company and the Subscriber are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by, but not limited to, the provisions of Regulation S (“Regulation S”) as promulgated by the Commission  under the 1933 Act;

WHEREAS, the Subscriber acknowledges that in connection with the Offering, the Company will be entering into subscription agreements identical to this Agreement with other investors (along with the Subscriber, the “Investors”);

WHEREAS, the undersigned Subscriber hereby subscribes to purchase the aggregate principal amount of shares set forth on the signature page attached hereto (the “Subscribed for Shares”), at an aggregate price as set forth on such signature page hereto (the “Subscription Amount”), subject to the terms and conditions of this Agreement and on the basis of the representations, warranties, covenants and agreements contained herein; and

WHEREAS, the Company desires to enter into this Agreement to issue and sell the Subscribed for Shares to the Subscriber and the Subscriber desires to purchase the number of Subscribed for Shares from the Company all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscriber hereby agree as follows:

1. Subscription for Shares; Subscription Procedures; Closing.

1.1         Subscription. Subject to the terms and conditions hereinafter set forth, the Subscriber hereby irrevocably subscribes for and agrees to purchase from the Company the Subscribed for Shares and simultaneously with the Subscriber’s execution and delivery of this Agreement, herewith has transmitted the Subscription Amount either:

(a)           If by check, to the Company at:

Check deposits are not accepted as a valid payment method for the Subscription Agreement

(b)           if by wire transfer, in accordance with the written instructions provided by the Company to the Subscriber as follows:

Correspondent Bank:	WACHOVIA BANK, N.A.
11 Penn Plaza, 4th Floor
New York, NY 10001
Fed wire/ABA Number:	026005092
Swift Address:	PNBPUS3NNYC

Beneficiary Bank:	Bank of Montreal
595 Burrard Street
Vancouver, B.C., Canada V7X 1L7
Swift Address:	BOFMCAM2
Transit & Beneficiary Account No.:	00044653512
(SHOULD BE 11 DIGITS, NO SPACES OR DASHES)

Beneficiary Name:	AURORA GOLD CORPORATION
Transit & Beneficiary Account No.:	00044653512
(SHOULD BE 11 DIGITS, NO SPACES OR DASHES

1.2         Subscription Procedure. To complete a subscription for the shares, the Subscriber must fully comply with the subscription procedure provided in this Section 1.2 and Section 1.3 below, on or before the Closing Date:

(a)           Subscription Agreement. On or before the Closing Date, the Subscriber shall review, complete and execute the Signature Page to this Agreement, and shall return this Agreement, as executed to the Company C/- Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug Switzerland. Executed documents may be delivered by electronic mail (e-mail), provided that the Subscriber delivers the original copies of the documents as soon as practicable thereafter.

(b)           Subscription Amount. Simultaneously with the delivery of this Agreement, as provided herein, the Subscriber shall deliver the Subscription Amount to the Company as set forth in Section 1.1 above.

1.3         Closings; Closing Date.

(a)           Date and Place of Closing. The consummation of the transactions contemplated herein shall take place at the offices of the Company, upon the satisfaction or waiver of all conditions to closing set forth in Sections 4 and 5 hereof (the “Closing Conditions”). Anything herein to the contrary notwithstanding, upon acceptance by the Company of subscriptions equal to at least the Minimum Number and the satisfaction of the Closing Conditions, the Company shall have the right at any time thereafter, prior to the Offering Termination Date (as defined below), to effect an initial closing with respect to the Offering (the “Initial Closing”). Thereafter, the Company shall continue to accept additional subscriptions for, and continue to have closings (“Subsequent Closings” and together with the Initial Closing, each a “Closing” and the date thereof the “Closing Date”) with respect to subscriptions from new or existing investors, from time to time up to and including the Offering Termination Date.

(b)           Purchases by the Company’s Affiliates. The Subscriber understands that the Company’s, officers, directors, employees and/or affiliates may purchase shares.

(c)           Subscriber’s Closing Deliveries. At the Closing, the Subscriber shall have delivered to the Company (i) each of this Agreement (including Appendix A hereto); and (ii) the Purchase Price.

(d)           Company’s Closing Deliveries. At the Closing, the Company shall have delivered to the Subscriber (i) if accepted by the Company, a duly countersigned copy of this Agreement; (ii) the certificate (s) representing the Subscribed for Shares.

1.4         Company Discretion to Accept or Reject Subscriptions. The Subscriber understands and agrees that the Company, in its sole discretion, reserves the right to accept or reject this or any other subscription for shares, in whole or in part, notwithstanding prior receipt by the Subscriber of notice of acceptance of this subscription. Anything herein to the contrary notwithstanding, the Company in its sole discretion, may accept subscriptions for less than the Minimum Investment. The Company shall have no obligation hereunder until the Company shall execute and deliver to the Subscriber an executed copy of this Agreement. If this subscription is rejected in whole, or the offering of shares is terminated, all funds received from the Subscriber will be returned without interest or offset, and this Agreement shall thereafter be of no further force or effect. If this subscription is rejected in part, the funds for the rejected portion of this subscription will be returned without interest or offset, and this Agreement will continue in full force and effect to the extent this subscription was accepted.

1.5         Termination of the Offering. The Offering will terminate on the earlier of: (i) our acceptance of subscriptions for the Maximum Offering, (ii) Friday, December 16, 2011, unless extended by the Company in its sole discretion and without notice for up to an additional ninety (90) days, or (iii) in our sole discretion of the Company, on such earlier date as it may deem advisable, even if the Company has not yet sold all of the shares offered hereby; any such earlier termination will not affect the validity of accepted subscriptions prior to such earlier termination. The date on which the Offering is terminated is herein referred to as the Offering Termination Date.

1.6.        Commission Payable in Connection with the Offering. Subscriber understands and acknowledges that, in connection with this Offering, the Company has reserved the right to pay commissions in connection with the sale of the Shares as follows:

(a)           Cash Commission - cash compensation equal to 8% of all funds received pursuant to this Offering, or an aggregate of up to $25,600; and

(b)           Stock Commission - the Company will not be offering any stock compensation as commission for this Offering.

2.           Subscriber Representations and Warranties. The Subscriber hereby represents and warrants to, and agrees with, the Company that:

2.1           Authorization; Power and Enforceability.

(a)           Authorization; Enforceability. The Subscriber has the requisite power and authority to enter into and perform this Agreement and the other Transaction Documents, as that term is defined in Section 3.3 hereof, and to purchase the Subscribed for Shares being sold to it hereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Subscriber or its Board of Directors or stockholders, if applicable, is required. This Agreement and the other Transaction Documents when executed and delivered by Subscriber constitute a valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with the terms thereof.

(b)           Corporate and Other Entities. If the Subscriber is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh Plan, or other tax-exempt entity, (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) it is authorized and qualified to purchase the shares and the Person signing this Agreement and the other Transaction Documents on behalf of such entity has been duly authorized by such entity to do so.

2.2          No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation by the Subscriber of the transactions contemplated hereby and thereby or relating hereto or thereto do not and will not (i) result in a violation of the Subscriber’s charter documents, bylaws or other organizational documents, if applicable, (ii) conflict with nor constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement to which the Subscriber is a party, nor (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Subscriber or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on Subscriber). The Subscriber is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement and the other Transaction Documents nor to purchase the shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Subscriber is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

2.3         Company Information. The Subscriber hereby acknowledges and hereby represents that the Subscriber has been furnished by the Company during the course of the Offering with all information regarding the Company, the terms and conditions of the Offering and any additional information that the Subscriber, its purchaser representative, attorney and/or accountant has requested or desired to know, and has been afforded the opportunity to ask question of and receive answers from duly authorized officers or other representatives of the Company concerning the Company and the terms and conditions of the Offering.

2.4         Risk Acknowledgement. The Subscriber recognizes that the purchase of the Subscribed for shares involves a high degree of risk including, without limitation, the following: (a) the Company is an exploration stage company and has  accumulated significant losses since inception and is not likely to generate revenues in the foreseeable future; (b) none of the Company’s properties have reserves, (c) purchase of the Shares is highly speculative and only investors who can afford the loss of their entire investment should consider purchasing Shares; (d) the Subscriber may not be able to liquidate its investment in the Shares; (e) transferability of the Shares is limited; and (f) the Company has not paid a dividend on its capital stock since inception and does not anticipate paying any dividends in the foreseeable future.

2.5         Communication of Offer. The offer to sell the shares was directly communicated to Subscriber by the Company. The Subscriber represents that no shares were offered or sold to it by means of any form of general solicitation or general advertising and that at no time was Subscriber presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

2.6         Experience of the Subscriber. The Subscriber, its advisers (who are not compensated by or affiliated with the Company, (directly or indirectly), if any, and designated representatives, if any, have the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of its prospective investment in the Company, and have carefully reviewed and understand the risks of, and other considerations relating to, the purchase of shares and the tax consequences of the investment, and have the ability to bear the economic risks of the investment and protect the Subscriber’s interests in connection with the transaction contemplated hereby.

2.7         No Governmental Review. The Subscriber acknowledges and understands that no United States federal or state agency, including the Commission has passed on or made recommendations or endorsement of the shares or the suitability of the investment contemplated hereby; nor, have such authorities passed upon or endorsed the merits of the offering of the shares.

2.8         Compliance with Securities Act. The Subscriber understands and agrees that none of the Securities have been registered under the 1933 Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the 1933 Act (based in part on the accuracy of the representations and warranties of the Subscriber contained herein), and that such shares must be held indefinitely unless a subsequent disposition is registered under the 1933 Act or any applicable state securities laws or is exempt from such registration.

2.9         Purchase of Shares for the Subscriber’s Account. On the Closing Date, the Subscriber will purchase subscribed for shares for which it has subscribed as principal for its own account for investment only and not with a view toward, or for resale in connection with, the public sale or any distribution thereof.

2.10       Non-US Persons. The Subscriber represents and warrants that is not a “U.S. Person” as defined in Regulation S and as set forth in Section 6.19 hereof. The Subscriber further represents and warrants to the Company that:

(a)           it is acquiring the shares in an offshore transaction pursuant to Regulation S and the Subscriber was outside the United States when receiving and executing this Agreement;

(b)           the Subscriber has not acquired the shares as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S) in the United States in respect of the shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the shares; provided, however, that the Subscriber may sell or otherwise dispose of the shares pursuant to registration of the shares under the 1933 Act and any applicable state and provincial securities laws or under an exemption from such registration requirements and as otherwise provided herein;

(c)           the Subscriber understands and agrees that resale of the Shares must be made in accordance with this Regulation S (Rule 901 through Rule 905, and Preliminary Notes), the registration requirements of the Act or an exemption therefrom. Any “restricted securities,” as defined in Rule 144, that are equity securities of a domestic issuer will continue to be deemed to be restricted securities, notwithstanding that they were acquired in a resale transaction made pursuant to Rule 901 or Rule 904.

(d)           the Subscriber understands and agrees not to engage in any hedging transactions involving the shares prior to the end of the Distribution Compliance Period unless such transactions are in compliance with the 1933 Act; and

(e)           the Subscriber hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the shares or any use of this Agreement, including: (i) the legal requirements within its jurisdiction for the purchase of the shares; (ii) any foreign exchange restrictions applicable to such purchase; (iii) any governmental or other consents that may need to be obtained; and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the shares. The Subscriber’s subscription and payment for, and its continued beneficial ownership of the shares, will not violate any applicable securities or other laws of the Subscriber’s jurisdiction.

2.11       Acknowledgement of and Consent to Restrictive Legend. The certificates representing the shares shall bear the following or similar legend:

“THESE SECURITIES WERE ISSUED IN AN OFFSHORE TRANSACTION TO PERSONS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). ACCORDINGLY, NONE OF THE SECURITIES TO WHICH THIS CERTIFICATE RELATES HAVE BEEN REGISTERED UNDER THE 1933 ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD IN THE UNITED STATES OR, DIRECTLY OR INDIRECTLY, TO U.S. PERSONS EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN ACCORDANCE WITH THE 1933 ACT.”

2.12       Address. The Subscriber represents that the address of the Subscriber furnished by the Subscriber on the signature page hereof is the Subscriber’s principal residence if the Subscriber is an individual or its principal business address if it is a corporation or other entity.

2.13       Other Offerings. The Subscriber acknowledges that the Company will, from time to time, offer and sell additional shares of Common Stock and/or securities convertible into common stock on such terms and conditions as its Board of Directors, in its sole discretion, may determine. The terms and conditions of the offer and sale of any such additional shares of Common Stock may be different from and on terms better than the terms of this Offering and may result in substantial dilution to the existing shareholders.

2.14       Reliance. The Subscriber understands and acknowledges that (i) the Subscribed for shares are being offered and sold to the Subscriber without registration under the 1933 Act in a private placement that is intended to be exempt from the registration provisions of the 1933 Act, and (ii) the availability of such exemption, depends in part on, and the Company will rely upon, the accuracy and truthfulness of, the foregoing representations and warranties and the Subscriber hereby consents to such reliance. The Subscriber agrees that the representations, warranties and covenants of the Subscriber contained herein (or in any representation letter or questionnaire executed and delivered by the Subscriber pursuant to the provisions hereof) shall be true and correct both as of the execution of this Agreement and as of the Closing Date, and shall survive the completion of the distribution of the Subscribed for shares. The Subscriber hereby agrees to notify the Company immediately of any change in any representation, warranty, covenant or other information relating to the Subscriber contained in this Agreement, or any exhibit hereto, which takes place prior to Closing.

2.15       Correctness of Representations. Subscriber represents that the representations and warranties made herein are true and correct as of the date hereof and, unless Subscriber otherwise notifies the Company prior to the Closing Date, shall be true and correct as of the Closing Date.

3.           Notices to Residents of the European Economic Area

In relation to each member state of the European Economic Area (the “EEA”) which has implemented Directive 2003/71/EC (the “Prospectus Directive”) (each, a “Relevant Member State”), Shares may only be offered or sold in the Relevant Member State under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)           to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)           to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)           in any other circumstances falling within Article 3(2) of the Prospectus Directive.

Provided, that no such offer of Shares shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

4.           The Company Representations and Warranties. The Company represents and warrants to and agrees with the Subscriber that:

4.1         Due Incorporation. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to own its properties and to carry on its business as presently conducted.

4.2         Authority; Enforceability. This Agreement and any other agreements delivered together herewith or therewith or in connection herewith or therewith (collectively, the “Transaction Documents”) have been duly authorized, executed and delivered by the Company and are valid and binding agreements of the Company enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. The Company has full corporate power and authority necessary to enter into and deliver this Agreement and to perform its obligations thereunder.

4.3         Capitalization and Additional Issuances. The Company is authorized to issue up to 300,000,000 shares of common stock having a par value of $0.001 per share of which 90,974,868 shares are issued and outstanding as of November 18, 2011. All issued and outstanding shares of capital stock and other equity interests in the Company have been duly authorized and validly issued and are fully paid and non-assessable. There are no options, warrants, or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock or other equity interest of the Company. There are no outstanding agreements or preemptive or similar rights affecting the Common Stock. The Company has no direct or indirect subsidiaries.

4.4         Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority, is required by the Company or any Affiliate of the Company in connection with the consummation of the transactions contemplated by this Agreement, except as may be required in connection with filings pursuant to Regulation S, or otherwise in connection with the Definitive Agreement, or which otherwise would not have a Material Adverse Effect or the consummation of any of the other agreements, covenants or commitments of the Company or any Subsidiary contemplated hereby. Any such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by law.

4.5         No Violation or Conflict. If the representations and warranties of the Subscriber in Section 2 herein are true and correct, then neither the issuance nor the sale of the shares nor the performance of the Company’s obligations under this Agreement by the Company will, except as set forth in the Definitive Agreement:

(a)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the articles or certificate of incorporation, charter or bylaws of the Company, (B) to the Company's knowledge, any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any "lock-up" or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(b)           result in the creation or imposition of any lien, charge or encumbrance upon the Subscribed for Shares or any of the assets of the Company or any of its Affiliates except in favor of the Subscriber as described herein; or

(c)           result in the triggering of any piggy-back or other registration rights of any Person or entity holding securities of the Company or having the right to receive securities of the Company.

4.6         The Shares. The shares upon issuance:

(a)           have been, or will be, duly and validly authorized and validly issued, and non-assessable;

(b)           will not have been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of the Company or rights to acquire securities of the Company;

(c)           will not subject the holders thereof to personal liability by reason of being such holders; and

4.7         Litigation. There is no litigation, arbitration, mediation, action, suit, claim, proceeding or investigation, whether legal or administrative, pending against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets, properties or operations, at applicable law or in equity, before or by any governmental authority or any order of any governmental authority that, individually or in the aggregate, has had or caused or would reasonably be expected to have or cause a material adverse effect on the Company’s operations.

4.8         No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has directly or indirectly made any offers or sales of any security of the Company nor solicited any offers to buy any security of the Company under circumstances that would cause the offer of the shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act. No prior offering will impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder. Neither the Company nor any of its Affiliates will take any action or steps that would cause the offer or issuance of the shares to be integrated with other offerings which would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder. The Company will not conduct any offering other than the transactions contemplated hereby that may be integrated with the offer or issuance of the shares that would impair the exemptions relied upon in this Offering or the Company’s ability to timely comply with its obligations hereunder.

4.9         No General Solicitation. Neither the Company, nor any of its Affiliates, nor to its knowledge, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising in connection with the offer or sale of the shares.

4.10       Correctness of Representations. The Company represents that the foregoing representations and warranties are true and correct as of the date hereof in all material respects, and, unless the Company otherwise notifies the Subscriber prior to the Closing Date, shall be true and correct in all material respects as of the Closing Date; provided, that, if such representation or warranty is made as of a different date, in which case such representation or warranty shall be true as of such date.

5.           Subscriber’s Conditions of Closing. The Subscriber’s obligation to purchase the Subscribed for Shares is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in this Section 5.

5.1         Representations, Warranties and Covenants. The representations, warranties and covenants of the Company set forth in Section 3 hereof shall be true in all material respects on and as of the Closing Date.

5.2         Closing Deliveries. The conditions in Section 1.3(d) hereof shall have been satisfied or waived in writing by the Subscriber.

5.3         Company’s Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the date of such Closing shall have been performed, complied with in all material respects, or waived in writing by the Subscriber.

5.4         No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending, or to the Company’s knowledge, threatened, against or affecting the Company or any of its properties or rights, or any of its affiliates, associates, officers or directors, before any court, arbitrator, or administrative or governmental body that (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement, or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

6.           Company’s Conditions of Closing. Subject to the Company’s rights in Section 1.4 and elsewhere in this Agreement, the Company’s obligation to sell the Subscribed for Shares is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in this Section 6.

6.1         Representations, Warranties and Covenants. The representations, warranties and covenants of the Subscriber set forth in Section 2 hereof shall be true in all material respects on and as of the Closing Date.

6.2         Closing Deliveries. The conditions in Section 1.3(c) hereof shall have been satisfied or waived in writing by the Company.

6.3         Subscriber’s Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Subscriber on or prior to the date of such Closing shall have been performed, complied with in all material respects, or waived in writing by the Company.

6.4         No Adverse Action or Decision. There shall be no action, suit, investigation or proceeding pending, or to the Company’s knowledge, threatened, against or affecting the Company or any of its properties or rights, or any of its affiliates, associates, officers or directors, before any court, arbitrator, or administrative or governmental body that (i) seeks to restrain, enjoin, prevent the consummation of or otherwise adversely affect the transactions contemplated by this Agreement, or (ii) questions the validity or legality of any such transaction or seeks to recover damages or to obtain other relief in connection with any such transaction.

6.5         Return of Subscription Amount. If the Closing Conditions have not been satisfied on or prior to the Offering Termination Date, the Company will return the Subscription Amount to the Subscriber.

7.           Miscellaneous.

7.1         Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Company, to: Aurora Gold Corporation C/- Coresco AG, Level 3, Gotthardstrasse 20, 6304 Zug Switzerland, ross.doyle@coresco.ch; and (ii) if to the Subscriber, to: the addresses indicated on the signature page hereto.

7.2         Entire Agreement; Assignment. This Agreement and other Transaction Documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof. Neither the Company nor the Subscribers has relied on any representations not contained or referred to in this Agreement and the documents delivered herewith. No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscriber. The Subscriber may not assign this Agreement without the prior written consent of the Company.

7.3         Indemnification. The Subscriber agrees to indemnify and hold harmless the Company, and its officers, directors, employees, agents, control Persons and affiliates from and against all losses, liabilities, claims, damages, costs, fees and expenses whatsoever (including, but not limited to, any and all expenses incurred in investigating, preparing or defending against any litigation commenced or threatened) based upon or arising out of (i) any sale or distribution of the Units, Unit Shares or the Warrant Shares by the Subscriber in violation of the 1933 Act or any applicable state securities or “blue sky” laws or (ii) any actual or alleged false acknowledgment, representation or warranty, or misrepresentation or omission to state a material fact, or breach by the Subscriber of any covenant or agreement made by the Subscriber herein, in any Transaction Document, or in any other document delivered in connection with this Agreement or any Transaction Document.

7.4         Counterparts/Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7.5         Calendar Days. All references to “days” in the Transaction Documents shall mean calendar days unless otherwise stated. The terms “business days” and “trading days” shall mean days that the New York Stock Exchange is open for trading for three or more hours. Time periods shall be determined as if the relevant action, calculation or time period were occurring in New York City. Any deadline that falls on a non-business day in any of the Transaction Documents shall be automatically extended to the next business day and interest, if any, shall be calculated and payable through such extended period.

7.6         Captions; Certain Definitions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement. As used in this Agreement the term “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require.

7.7         Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability: (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

7.8         Successor Laws. References in the Transaction Documents to laws, rules, regulations and forms shall also include successors to and functionally equivalent replacements of such laws, rules, regulations and forms. A successor rule to Rule 144 shall include any rule that would be available to a non-Affiliate of the Company for the sale of common stock not subject to volume restrictions and after a six month holding period.

7.9         Irrevocability; Binding Effect. The Subscriber hereby acknowledges and agrees that the subscription hereunder is irrevocable by the Subscriber, except as required by applicable law, and that this Agreement shall survive the death or disability of the Subscriber and shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns. If the Subscriber is more than one Person, the obligations of the Subscriber hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein shall be deemed to be made by and be binding upon each such Person and such Person’s heirs, executors, administrators, successors, legal representatives and permitted assigns.

7.10       Modification. Except as otherwise expressly provided herein, any term of this Agreement may be amended and observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) with the written consent of the Company and subscribers holding shares equal to at least sixty-six and two-third percent (66 2/3%) of the then subscribed for shares. Any amendment or waiver effected in accordance with this Section 6.10 shall be binding upon the Subscriber and the Company (even if the Subscriber does not consent to such amendment or waiver), and upon the effectiveness of such amendment or waiver, the Company shall promptly give notice to the Subscriber if the Subscriber has not previously consented thereto in writing.

7.11       Fees. Unless otherwise specifically provided, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated hereby are consummated.

7.12       Survival of Representations. All representations, warranties and agreements contained herein or made in writing by or on behalf of any party to this Agreement in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

7.13       Confidentiality. The Subscriber acknowledges and agrees that any information or data the Subscriber has acquired from or about the Company or may acquire in the future, not otherwise properly in the public domain was received in confidence. The Subscriber agrees not to divulge, communicate or disclose, except as may be required by law or for the performance of this Agreement, or use to the detriment of the Company or for the benefit of any other Person, or misuse in any way, any confidential information of the Company.

7.14       Binding Obligation. Upon the execution and delivery of this Agreement by the Subscriber, this Agreement shall become a binding obligation of the Subscriber with respect to the purchase of the shares as herein provide, subject, however to the right reserved by the Company to enter into the same agreement with or other subscribers and to add an/or remove other Persons as subscribers.

7.15       Further Assurances. The parties hereto agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

7.16       No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any Person or entity not a party to this Agreement.

7.17       Reference and Effective Date. The reference and effective date of this Agreement shall be the date on which this Agreement is signed by the Company, regardless of the date on which it is signed by the Subscriber.

7.18       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery). Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of the documents contemplated herein, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

7.19       Regulation S - Definition of Non-US Person. Pursuant to Regulation S, the following are not “U.S. persons”:

i.
Any discretionary account or similar account (other than an estate or trust) held for the benefit or account of a non-U.S. person by a dealer or other professional fiduciary organized, incorporated, or (if an individual) resident in the United States;

ii.	Any estate of which any professional fiduciary acting as executor or administrator is a U.S. person if:

1.	An executor or administrator of the estate who is not a U.S. person has sole or shared investment discretion with respect to the assets of the estate; and

2.	The estate is governed by foreign law;

iii.
Any trust of which any professional fiduciary acting as trustee is a U.S. person, if a trustee who is not a U.S. person has sole or shared investment discretion with respect to the trust assets, and no beneficiary of the trust (and no settlor if the trust is revocable) is a U.S. person;

iv.	An employee benefit plan established and administered in accordance with the law of a country other than the United States and customary practices and documentation of such country;

v.	Any agency or branch of a U.S. person located outside the United States if:

1.	The agency or branch operates for valid business reasons; and

2.	The agency or branch is engaged in the business of insurance or banking and is subject to substantive insurance or banking regulation, respectively, in the jurisdiction where located; and

3.
The International Monetary Fund, the International Bank for Reconstruction and Development, the Inter-American Development Bank, the Asian Development Bank, the African Development Bank, the United Nations, and their agencies, affiliates and pension plans, and any other similar international organizations, their agencies, affiliates and pension plans.

[COMPANY’S SIGNATURE PAGE FOLLOWS]

Aurora Gold Corp.

COMPANY SIGNATURE PAGE

IN WITNESS WHEREOF, the Company has duly executed this Subscription Agreement.

Dated:                                      , 2011

Aurora Gold Corp.	Aurora Gold Corp.

By:	By:
Name: Lars Pearl	Name:	Ross Doyle
Title: Chief Executive Officer and Director	Title:	Chief Financial Officer and Director

Address for Notice(s) to the Company:

Email Address:      ross.doyle@coresco.ch

[SUBSCRIBER’S SIGNATURE PAGE FOLLOWS]

Aurora Gold Corp.

SUBSCRIBER SIGNATURE PAGE

IN WITNESS WHEREOF, the Subscriber hereby executes this Subscription Agreement.

Dated:                                      , 2011

Number of Subscribed For Units:
Purchase Price Per Share:	US$ 0.04 cents
Subscription Amount:	US$

Number of Subscribed For Series A Warrants:
Purchase Price Per Series A Warrants:	US$ 0.08 cents
Total Cost for Series A Warrants:	US$
Grant Date:	December 20, 2011
First Exercise Date:	December 20, 2011
Last Exercise Date:	June 20, 2013
Expiry Date:	June 20, 2013

WITNESS:	EXECUTION BY SUBSCRIBER:

X
Signature of witness	Signature of individual (if Purchaser is an individual)

X
Name of witness	Authorized signatory (if Purchaser is not an individual)

Address of witness	Name of Purchaser (please print)

Name of authorized signatory (please print)

Address of Purchaser (residence if an individual)*

Telephone number and e-mail address

*For Notice purposes also.

Please complete and forward the information required on Appendix A hereto.

Appendix A

Pursuant to the Subscription Agreement dated December 20, 2011, between the Company and the Subscriber, the undersigned Subscriber directs the Company to issue, register and deliver the certificates representing the Shares as follows:

REGISTRATION INSTRUCTIONS:	DELIVERY INSTRUCTIONS:

Name to appear on certificate (s):	Name and account reference, if applicable:

SIN/Tax ID No.	Contact name:

Address*	Address

Telephone number and e-mail address	Telephone number and e-mail address

* For Delivery, Notice and Residency Requirements.

Dated: December 20, 2011

Signature of individual (if Subscriber is an individual)

Name of Purchaser (please print)

Name of Purchaser if not an individual (please print)

By:
Authorized signatory (if Purchaser is not an individual)
(please print)

Name of Authorized signatory (please print)